Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACT:
February 20, 2004	Amy Finan
6:00 am EST	Senior Director, Corporate
Communications & Industry Relations
240.864.2640 or 240.413.3300

ENTREMED REPORTS FOURTH QUARTER AND
YEAR-END 2003 RESULTS

     Rockville, MD. — February 20, 2004 — EntreMed, Inc. (NASDAQ: ENMD), a clinical-stage biopharmaceutical company developing therapeutics primarily for the treatment of cancer, today reported results for the three months and twelve months ended December 31, 2003.

     Revenues for the fourth quarter ended December 31, 2003 were approximately $518,000 versus $462,000 for the comparable period in 2002. The Company reported a net loss of approximately ($6.2 million), or ($0.18) per share for the three months ended December 31, 2003. This compares with a net loss of approximately ($1.5 million), or ($0.07) per share for the fourth quarter 2002, when EntreMed recognized a $2.9 million gain on the sale of an asset and recorded a $2.1 million gain on the discharge of liabilities.

     For the year ended December 31, 2003, the Company reported revenues of approximately $1.6 million versus $1.8 million for 2002. Net loss for fiscal year 2003 was ($20.5 million) or ($0.68) per share, versus ($39.0 million), or ($1.78) per share, for fiscal year 2002. As of December 31, 2003, the Company had cash and short-term investments of approximately $36.8 million.

     Neil Campbell, EntreMed President and Chief Operating Officer, commented, “With our transition complete, in 2004 we are directing our attention to maintaining prudent management of our resources and to the further advancement of our clinical and preclinical programs. We continue to make progress on bringing the new formulation of Panzem® into the clinic. In preparation, we purchased bulk Panzem® materials during the fourth quarter, which increased R&D costs by approximately $1.5 million and our loss by $0.05 per share.”

Exhibit 99.1

     EntreMed will hold a conference call today at 11:00 am EST to present its fourth quarter and year-end results. A live webcast of the conference call will be available online at www.entremed.com; please log onto EntreMed’s website at least ten minutes prior to the start of the event and follow the instructions.

About EntreMed
 EntreMed, Inc. (NASDAQ: ENMD) is a clinical-stage biopharmaceutical company developing therapeutics primarily for the treatment of cancer. Panzem®, the Company’s lead drug candidate, is currently in clinical trials for cancer, as well as preclinical development for indications outside of oncology. EntreMed’s research and development programs are designed to identify new chemical entities by understanding the interrelationships of cell cycle regulation, inflammation, coagulation and angiogenesis — processes vital to the treatment of multiple diseases, including cancer. These programs have led to the identification of new therapeutic targets such as inhibition of the tissue factor pathway and the proteinase-activated receptor-2 (PAR-2). Based on these targets, EntreMed scientists are designing additional drug candidates for in-house development or partnering opportunities. For further information, visit the Company’s web site at www.entremed.com.

Forward Looking Statements
 This release contains, and other statements that EntreMed may make may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance, strategies, expectations and goals. Forward-looking statements are typically identified by words or phrases such as “believe,” “feel,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “target,” “assume,” “goal,” “objective,” “plan,” “remain,” “seek,” “trend,” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may,” or similar expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and EntreMed assumes no duty to update forward-looking statements. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in EntreMed’s Securities and Exchange Commission filings under “Risk Factors,” including risks relating to EntreMed’s need for additional capital and the uncertainty of additional funding, the early stage of products under development; uncertainties relating to clinical trials; dependence on third parties; future capital needs; and risks relating to the commercialization, if any, of the Company’s proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks).

—more—
(Financial Table Attached)

Exhibit 99.1

ENTREMED, INC.
SUMMARY OF OPERATING RESULTS
Three Months Ended
December 31,

	2003	2002

Total revenues	$517,533	$461,821
Research and development	$4,551,673	$4,266,931
General and administrative	$1,973,210	$2,732,640
Gain on sale of asset	—	$2,940,184
Gain on discharge of liabilities	—	$2,174,765
Net loss	$(6,198,698)	$(1,504,914)
Net loss per share attributable to common shareholders (basic and diluted)	$(0.18)	$(0.07)
Weighted average number of shares outstanding (basic and diluted)	34,997,070	21,945,092

Twelve Months Ended
December 31,

	2003	2002

Total revenues	$1,575,546	$1,176,490
Research and development	$14,252,196	$31,308,427
General and administrative	$7,022,986	$13,932,133
Gain on sale of asset	—	$2,940,184
Gain on discharge of liabilities	—	$2,174,765
Net loss	$(20,499,056)	$(39,022,152)
Net loss per share attributable to common shareholders (basic and diluted)	$(0.68)	$(1.78)
Weighted average number of shares outstanding (basic and diluted)	29,943,161	21,892,520
Cash and Short-term Investments	$36,816,430	$24,067,045

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